   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1994


                                                           Registration No. 33-
- -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                               ___________________

                         CARLISLE COMPANIES INCORPORATED
               (Exact name of issuer as specified in its charter)

             Delaware                                         31-1168055
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
  incorporation or organization)

                       250 South Clinton Street; Suite 201
                         Syracuse, New York  13202-1258
                                 (315) 474-2500
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               ___________________

                                 Stephen P. Munn
                         CARLISLE COMPANIES INCORPORATED
                       250 South Clinton Street; Suite 201
                         Syracuse, New York  13202-1258
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
                             ______________________



                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  Title of      Amount to be     Proposed       Proposed            Amount of
Secruities to    registered       maximum        maximum        registration fee
be registered                   offering price    aggregate
                                per share (1)  offering price(1)
- --------------------------------------------------------------------------------

Common Stock,  338,462 shares    $  34.875     $  11,803,862       $  4,070
Par Value
$1.00
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock on December 27, 1994 as reported on the New York Stock Exchange.


          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                         CARLISLE COMPANIES INCORPORATED

                                  COMMON STOCK


     This Prospectus relates to the resale, from time to time, by the selling shareholders ("Selling Shareholders") of up to 338,462 shares (the "Shares") of the common stock, $1.00 par value of Carlisle Companies Incorporated (the "Company" or the "registrant") . The Shares offered hereby will be issued by the Company pursuant to (i) an Agreement and Plan of Merger, dated as of December 30, 1994, among the Company, Sparta Brush Co., Inc. ("Sparta"), Sparta Acquisition Company, Inc. and the Selling Shareholders (ii) a letter agreement to purchase real property, dated as of December 30, 1994, among the Company, Sparta and Joseph A. Larson, a Selling Shareholder; (iii) a letter agreement, dated as of December 30, 1994 between the Company and Etkin & Company Incorporated ("Etkin"), a Selling Shareholder; and (iv) a retainer agreement, dated as of December 30, 1994, between the Company and Etkin. (See "Selling Shareholders" and "Plan of Distribution"). The Company will receive none of the proceeds from the sale of the Shares.

     The common stock of the Company is listed on the New York Stock Exchange ("NYSE") under the symbol CSL. On December 27, 1994 the closing sales price of the common stock on the NYSE was $34.875 per share.


     The Company has been advised by the Selling Shareholders that the Shares may be offered and sold from time to time, by or on behalf of the Selling Shareholders, in or through transactions on the New York Stock Exchange, or any other exchange on which the Company is registered, in the over-the-counter market, in other permitted public sales, in privately negotiated transactions, or in a combination of such methods of sale or otherwise, at market prices prevailing at the time of sale or at negotiated prices; and in connection therewith, commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Shareholders and/or as principals. The Selling Shareholders and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of Shares purchased by them may be deemed to be underwriting discounts and commissions pursuant to the Securities Act. See "Plan of Distribution."
                             ______________________

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
             STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________


                The date of this Prospectus is December 29, 1994

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the Commission's Regional Offices at Suite 1400 Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This Prospectus does not contain all the information set forth in the Registration Statement filed by the Company with respect to the offering made hereby. Copies of the Registration Statement are available from the Commission.

     The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company may also be inspected and copied at the Library of the New York Stock Exchange at 20 Broad Street, New York, New York.

                            _________________________

     No person has been authorized to give any information or to make on behalf of the Company or any Selling Shareholder any representations, other than those contained in this Prospectus, in connection with the offer made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

                                                                           Page
Available Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Information by Reference  . . . . . . . . . . . . .  3
The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Interests of Named Experts and Counsel . . . . . . . . . . . . . . . . . . .  6
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are incorporated by reference herein:

     1. The Company's annual report on Form 10-K for the year ended December 31, 1993.

     2.   The Company's definitive proxy statement dated March 9, 1994.

     3. All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 1993.

     4. The descriptions of the Company's Common Stock and related Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-B (Registration No. 1-9278) filed under the Exchange Act, which also incorporates by reference information presented in the Company's Registration Statement on Form S-4 (Registration No. 33-3661) filed under the Securities Act of 1933, as amended, and in the Company's Form 8-A filed February 14, 1989 (effective on March 29, 1989).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereunder also shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such material.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference herein (not including exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Any request for delivery of such information should be directed to the Secretary, Carlisle Companies Incorporated, Suite 201, 250 South Clinton Street, Syracuse, New York, 13202-1258 (telephone (315) 474-2500).

                                   THE COMPANY

     Carlisle Companies Incorporated was incorporated in 1986 in Delaware as a holding company for Carlisle Corporation, whose operations began in 1917, and its wholly-owned subsidiaries. The Company's diversified manufacturing operations are conducted through its subsidiaries.

     The Company manufactures and distributes a wide variety of products for industry, primarily of rubber, plastics and metal content. Its products include both components used by other companies in the manufacture of capital and consumer goods and those for the aftermarket. The Company is the leading producer, or among the leading producers, of many of its lines.

     Sales of the Company's products are reported by distribution to the following three industry segments: Construction Materials, Transportation Products and General Industry. The principal products produced and services rendered in each of the industry segments include:

     Construction Materials--elastomeric membranes, metal roofing components, adhesives and related products for roofing systems and water barrier applications and outdoor recreation tiles;

     Transportation Products--custom manufactured rubber and plastic products for the automotive market, brake linings and pads for heavy duty trucks, trailers and off-road vehicles, specialty friction products, brakes and actuation systems for construction equipment and insulated wire products;

     General Industry--molded plastic foodservice products, small pneumatic tires, stamped and roll-formed wheels, custom molded plastic components, system integration products and insulated wire products.

     The address of the principal executive offices of the Company is Suite 201, 250 South Clinton Street, Syracuse, New York 13202-1258 and its telephone number is (315) 474-2500.


                                 USE OF PROCEEDS

     The Shares being offered hereby are for the account of the Selling Shareholders. The Company will receive none of the proceeds from the sale of the Shares.


                              SELLING SHAREHOLDERS

     The following table sets forth information furnished by the Selling Shareholders as of December 29, 1994, with respect to the number of Shares to be owned by each Selling Shareholder as of January 2, 1995, the Shares offered hereby, and the number of outstanding Shares to be owned by each Selling Shareholder after the offering, assuming all of the Shares offered hereby are sold. Except as otherwise indicated, no Selling Shareholder has held any position, office, or had a material relationship with the Company within the past three years.

                              SELLING SHAREHOLDERS


                       Ownership     Securities
         Selling       Prior to         Being      Ownership After
       Shareholder      Offering       Offered        Offering
    ----------------   ---------     -----------   ----------------
    Joseph A. Larson    139,877        139,877           -0-
     John R. Larson     133,953        133,953           -0-
     Virginia Field      23,085         23,085           -0-
   Jacqueline Stewart    23,085         23,085           -0-
    Etkin & Company
      Incorporated      18,462         18,462            -0-


                              PLAN OF DISTRIBUTION

     The sale of the Shares may be effected from time to time by the Selling Shareholders in transactions (which may include block transactions by or for the account of the Selling Shareholders or in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus) on the New York Stock Exchange, or any other exchange on which the Company is registered, in the over-the-counter market or in privately negotiated transactions, or in a combination of such methods of sale or otherwise. Sales may be made at market prices prevailing at the time of sale or at negotiated prices.

     The Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders or through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom they may act as agent and/or principal. The Selling Shareholders and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to such Shares for a period of two or nine business days, as applicable, prior to the commencement of such distribution.
In addition to and without limiting the foregoing, each Selling Shareholder and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6, and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders or any such person. All of the foregoing may affect the marketability of Shares.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Scott C. Selbach, Vice President, Secretary and General Counsel of the Company, who has provided the opinion of counsel relating to the validity of the Shares was, as of December 29, 1994, the beneficial owner of 24,717 shares of the Company's common stock, including 19,334 shares subject to acquisition by the exercise of stock options within 60 days and 1,231 shares allocated to his account under the Company's Employee Incentive Savings Plan.


                                     EXPERTS

     The financial statements and schedules of the Company as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, LLP independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.            Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses of the Company in connection with the issuance and distribution of the securities being registered.

     Registration Fee under the Securities Act of 1933    $  4,070
     Printing Costs                                          1,000
     Legal Fees                                              2,000
     Accounting Fees                                         1,000
     Miscellaneous                                           1,000
                                                          --------
                                        Total             $  9,070

Item 15.             Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes certain indemnification by the Company to directors, officers and other persons and authorizes the Company to purchase insurance against such liabilities. This section allows indemnification by the Company to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or was serving at the request of the Company in a similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses, including judgments and fines, if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company and, with respect to criminal actions, in which such person had no reasonable cause to believe that the person's conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Company, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable to the Company unless determined otherwise by the court in which the action was brought. Determinations regarding indemnification are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent legal counsel or by stockholders or by the court. The Company's Certificate of Incorporation extends similar rights of indemnification.

Item 16.  Exhibits.

     The following exhibits are filed as part of this Registration Statement.

         4.1     -        Restated Certificate of Incorporation as amended
                          April 22, 1991*
         4.2     -        Stockholders' Rights Agreement, February 8, 1989**
         5       -        Opinion of Counsel
         23.1    -        Consent of Independent Auditors
         23.2    -        Consent of Counsel (included in Exhibit 5)
         24      -        Power of Attorney
________________
* Filed as an exhibit to the Company's annual report on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.
**   Filed as an exhibit to the Company's annual report on Form 10-K for the year ended December 31, 1988 and incorporated herein by reference.

Item 17.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


THE REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York as of December 29, 1994.


                                                          CARLISLE COMPANIES
                                                          INCORPORATED


                                                        By: /s/ Stephen P. Munn
                                                            --------------------
                                                            Stephen P. Munn,
                                                            Chairman,
                                                            President and Chief
                                                            Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of December 29, 1994.

SIGNATURE AND TITLE


/s/ Stephen P. Munn               Chairman, President, Chief Executive Officer
- -------------------------------   (principal executive officer)
Stephen P. Munn


/s/ Dennis J. Hall                 Executive Vice President, Treasurer and
- -------------------------------    Chief Financial Officer (principal financial
Dennis J. Hall                     officer)

/s/ James B. Pineau                Vice President and Controller
- --------------------------------   (principal accounting officer)
James B. Pineau

/s/ Magalen O. Bryant                       /s/ Henry J. Forrest
- --------------------------------            ---------------------------------
Magalen O. Bryant, Director                 Henry J. Forrest, Director

/s/ Donald G. Calder                        /s/ David G. Thomas
- --------------------------------            ---------------------------------
Donald G. Calder, Director                  David G. Thomas, Director

/s/ Paul J. Choquette, Jr.                  /s/ Stephen P. Munn
- --------------------------------            ---------------------------------
Paul J. Choquette, Jr., Director            Stephen P. Munn, Attorney-in-Fact

                                INDEX TO EXHIBITS


EXHIBIT NO.             DESCRIPTION                                       PAGE
- -----------             -----------                                       ----

5                   Opinion of Counsel                                    II-5
23.1                Consent of Independent Auditors                       II-6
23.2                Consent of Counsel (included
                     in Exhibit 5)                                        II-5
24                  Power of Attorney                                     II-7

                                                                    Exhibit 5

December 29, 1994


The Board of Directors
Carlisle Companies Incorporated
250 South Clinton Street, Suite 201
Syracuse, NY  13202-1258

Dear Board of Directors:

     I am Vice President and General Counsel of Carlisle Companies Incorporated, a Delaware corporation (the "Company"), and am familiar with the shares of capital stock, par value $1.00 per share, of the Company (the "Shares") issued to the Selling Shareholders, as defined in the Company's Registration Statement dated as of December 29, 1994.

     I have reviewed originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate to enable me to render the opinions set forth below.

     Based upon the foregoing, I am of the opinion that:

          (1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware; and

          (2) The Shares to be issued to the Selling Shareholders have been duly authorized by the Company and, when so issued, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit (5) to the Company's Registration Statement on Form S-3 relating to the Shares and to the references to my name in the Registration Statement and the Prospectus forming a part of the Registration Statement.

                                   Very truly yours,

                                   /s/ Scott C. Selbach
                                  --------------------

                                   Scott C. Selbach
                                   Vice President and
                                   General Counsel

                                                                 Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Carlisle Companies Incorporated:


We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus included herein.





                                        KPMG Peat Marwick LLP

                                        /s/ KPMG Peat Marwick LLP

Syracuse, New York
December 29, 1994